CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the Registration Statement Nos. 333- 194719, 333-202652, 333-209835, 333-212954, 333-216208, 333-227781 333-230350 and 333- 272010 on Form S-8 of our report dated February 27, 2023, and except for the effects of segment reporting discussed in Note 11 and stock award disclosures discussed in Note 8 to the consolidated financial statements appearing under Item 8 of the Company’s 2024 Annual Report on Form 10- K, as to which the date is February 25, 2025 relating to the consolidated financial statements of A10 Networks, Inc. and its subsidiaries (the "Company") appearing in this Annual Report on Form 10-K of A10 Networks, Inc. for the year ended December 31, 2024. /s/ ArmaninoLLP San Jose, California February 25, 2025